Exhibit 99.1
4300 Wildwood Parkway
Atlanta, GA 30339
1-888-502-BLUE
www.BlueLinxCo.com

BlueLinx Contacts:
Steve Macadam	Russ Zukowski
Chief Executive Officer	Investor Relations
BlueLinx Holdings Inc.	BlueLinx Holdings Inc.
(770) 953-2211	(770) 953-7620
FOR IMMEDIATE RELEASE
BLUELINX ANNOUNCES FOURTH-QUARTER RESULTS
— Net Loss Totals $34.1 Million on 17% Revenue Decline Related to Continued Housing Downturn —
—Fourth-Quarter Results also impacted by Headquarters Consolidation and Severance Charges and SKU Rationalization —
-Introduces New Chief Financial Officer-
ATLANTA — February 12, 2008 — BlueLinx Holdings Inc. (NYSE: BXC), a leading distributor of building products in North America, today reported financial results for the fourth quarter and full year ended December 29, 2007.
The Company’s fourth-quarter net loss totaled $34.1 million, or $1.10 per diluted share, compared with a net loss of $5.9 million, or $0.19 per share, in the year-ago period. The Company’s results for the fourth quarter reflect the ongoing downturn in the housing market and were impacted further by several previously announced factors, including:
•
an after-tax restructuring charge of $7.0 million, or $0.23 per share, related to the consolidation of the Company’s leased Atlanta corporate headquarters and sales center into one building from two buildings ($0.2 million of this charge relates to moving expenses requiring cash expenditures and the remainder of the charge is non-cash);

•	an after-tax restructuring charge of $3.4 million, or $0.11 per share, associated with severance and outplacement costs resulting from the Company’s reduction in force; and
•
the Company’s stock keeping unit (“SKU”) rationalization initiative, whereby it discontinued certain underperforming SKUs and aggressively sold its inventory in these SKUs. The Company estimates the SKU rationalization initiative negatively impacted its gross profit margin by approximately 130 basis points and earnings per share by approximately $0.20 for the fourth quarter.

Revenues for the fourth quarter decreased 17.2% to $778.9 million from $940.2 million for the same period a year ago, reflecting a 19.6% drop in structural product sales and a 17.1% sales decline in specialty products, both associated with the softness in the housing market. The decline in structural product sales resulted from a 22.7% decrease in unit volume from a year ago, offset slightly by increased underlying product prices relative to the prior year period. Specialty product unit volume decreased 15.1%, with a slight reduction in pricing. Overall unit volume for the Company’s estimated end-use markets declined 13.0% for the period as compared to the prior year period.

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Gross profit for the fourth quarter totaled $66.1 million, down 28.5% from $92.5 million in the prior year period. The gross profit decline reflects lower unit volume associated with the decline in housing starts offset by a slight increase in underlying product prices relative to last year. Gross margin was 8.5% for the period compared to 9.8% in the prior year period. The Company estimates the SKU rationalization initiative negatively impacted its gross profits by approximately $10 million and its gross margin by approximately 130 basis points for the fourth quarter. Excluding the estimated impact of the SKU rationalization initiative on fourth-quarter results, gross margin would have been consistent with the prior year period.
Total operating expenses of $111.2 million for the fourth quarter increased $19.2 million, or 20.9%, from the same period a year ago. Operating expenses include charges of $17.1 million associated with the Company’s headquarters consolidation and with severance and outplacement costs resulting from the Company’s reduction in force during the fourth quarter. Operating expenses in the prior year period included a severance charge of $0.7 million. The remaining increase in operating expenses was due in part to increased reserves for doubtful accounts and for consulting expenses. Operating loss for the quarter was $45.1 million, compared with operating income of $0.6 million a year ago. The fourth-quarter operating loss reflects $17.1 million of restructuring charges and the Company’s estimated $10.0 million impact of its SKU rationalization program.
For the full year ended December 29, 2007, net loss totaled $27.9 million, or $0.91 per diluted share, compared with net income of $15.8 million, or $0.51 per share, for the prior year. Full-year results included an after-tax charge totaling $10.4 million, or $0.34 per share, related to the Company’s fourth-quarter restructuring charge and severance and outplacement costs. Additionally, the Company estimates that its SKU rationalization initiative negatively impacted earnings per share by approximately $0.20 for the full-year period. Reported results benefited from a $1.7 million pre-tax gain, or approximately $0.03 per share, related to an insurance settlement the Company received during the period related to damage caused to its New Orleans facility by Hurricane Katrina. Sales for the year totaled $3.8 billion, down 21.7% from $4.9 billion a year ago, reflecting lower unit volume and lower underlying prices for both structural and specialty products versus the comparable prior year period.
For the full year, gross profit decreased 18.3% to $391.9 million from $479.8 million from the prior year, translating to gross margins of 10.2% and 9.8% for 2007 and 2006, respectively. The increase in gross margin for 2007 is primarily attributable to a shift towards the warehouse channel, which typically provides higher gross margins, and a slight shift in product mix from structural to higher margin specialty products, offset in part by a decline in average underlying product prices compared to the prior year. The Company estimates that the SKU rationalization initiative impacted full year gross profit by $10 million and gross margin by approximately 30 basis points. Total operating expenses of $393.7 million for the year decreased $8.6 million, or 2.1%, from 2006, primarily due to reduced payroll, commissions and other operating expenses. Operating costs for 2007 include headquarters consolidation and severance and outplacement charges of $17.1 million whereas the prior year operating costs included $3.8 million of severance charges.
“We continue to pursue our strategy while also taking proactive measures to adjust our cost structure to the current business climate,” said Stephen Macadam, chief executive officer. “The actions we took during the fourth quarter demonstrate our commitment to aggressively managing costs and working capital in this reduced-demand environment. We generated approximately $98 million in cash from operations during the fourth quarter and ended the year with over $220 million in excess availability on our revolving credit facility. I remain confident that we will continue to execute on our strategy throughout this cyclical downturn and grow our company as a leading national distributor of specialty building products.”

BlueLinx Q4’07 Press Release Page February 12, 2008	3 of 8
New Chief Financial Officer
As previously disclosed, Lynn Wentworth announced her decision to resign her position as the Company’s chief financial officer and treasurer effective February 15, 2008. The Company has selected Doug Goforth to succeed Ms. Wentworth and he will join BlueLinx as chief financial officer and treasurer beginning February 18th. Mr. Goforth brings 20 years of combined accounting, finance, treasury, acquisition and management experience with leading distribution and manufacturing companies including Mitsubishi Wireless Communications, Yamaha Motor and Ingersoll-Rand to BlueLinx. His experience also includes over four years with the distribution division of Georgia-Pacific Corporation and as BlueLinx’ corporate controller during which time he played a key role in the Company’s 2004 initial public offering. “Doug is well versed in the cyclical and seasonal nature of our industry and we know Doug will make an immediate contribution to our Company,” said Mr. Macadam. Most recently, Mr. Goforth was vice president, corporate controller and treasurer, as well as a member of the senior management team, of Armor Holdings Inc. which was acquired by BAE Systems, Inc. in 2007.
Conference Call
BlueLinx will host a conference call today at 10:00 a.m. Eastern Time, accompanied by a supporting slide presentation. Investors may listen to the conference call and download the presentation by going to the Investor Relations page of the BlueLinx Web site at www.BlueLinxCo.com. Investors also can access a recording of the conference call for one week by calling (706) 645-9291, Conference ID# 33038483. The recording will be available two hours after the conference call has concluded. Investors also can access a recording of this call on the BlueLinx Web site where a replay of the Webcast will be available for 90 days.
Use of Non-GAAP Measures
BlueLinx reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). The Company also believes that presentation of certain non-GAAP measures, i.e., results excluding certain charges, provides useful information for the understanding of its ongoing operations and enables investors to focus on period-over-period operating performance, without the impact of significant special items, and thereby enhances the user’s overall understanding of the Company’s current financial performance relative to past performance and provides a better baseline for modeling future earnings expectations. Non-GAAP measures used herein are reconciled in the financial tables accompanying this news release. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.
About BlueLinx Holdings Inc.
Headquartered in Atlanta, Georgia, BlueLinx Holdings Inc., operating through its wholly owned subsidiary BlueLinx Corporation, is a leading distributor of building products in North America. Employing approximately 2,800 people, BlueLinx offers greater than 10,000 products from over 750 suppliers to service approximately 11,500 customers nationwide, including dealers, industrial manufacturers, manufactured housing producers and home improvement retailers. The Company operates its distribution business from sales centers in Atlanta and Denver, and its network of more than 70 warehouses. BlueLinx, which is on the Fortune 500 list of the nation’s largest companies, is traded on the New York Stock Exchange under the symbol BXC. Additional information about BlueLinx can be found on its Web site at www.BlueLinxCo.com.

BlueLinx Q4’07 Press Release Page February 12, 2008	4 of 8
Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All of these forward-looking statements are based on estimates and assumptions made by our management that, although believed by BlueLinx to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. These risks and uncertainties may include, among other things: changes in the supply and/or demand for products that we distribute, especially as a result of conditions in the residential housing market; general economic and business conditions in the United States; the activities of competitors; changes in significant operating expenses; changes in the availability of capital; the ability to identify acquisition opportunities and effectively and cost-efficiently integrate acquisitions; adverse weather patterns or conditions; acts of war or terrorist activities; variations in the performance of the financial markets; and other factors described in the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the year ended December 30, 2006 and in its periodic reports filed with the Securities and Exchange Commission from time to time. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. BlueLinx undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, changes in expectation or otherwise, except as required by law.
- Tables to Follow -

BlueLinx Q4’07 Press Release Page February 12, 2008	5 of 8
BlueLinx Holdings Inc.
Statements of Operations
in thousands, except per share data

	Quarters Ended		Years Ended
	December 29,	December 30,	December 29,	December 30,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)

Net sales	$778,918	$940,249	$3,833,910	$4,899,383
Cost of sales	712,775	847,743	3,441,964	4,419,576

Gross profit	66,143	92,506	391,946	479,807

Selling, general, and administrative	106,114	86,550	372,754	381,554
Depreciation and amortization	5,084	5,401	20,924	20,724

Total operating expenses	111,198	91,951	393,678	402,278

Operating income (loss)	(45,055)	555	(1,732)	77,529
Non-operating expenses:
Interest expense	9,904	10,659	43,660	46,164
Charges associated with mortgage refinancing	—	—	—	4,864
Other (income) expense, net	231	337	(370)	320

Income (loss) before provision for (benefit from) income taxes	(55,190)	(10,441)	(45,022)	26,181
Provision for (benefit from) income taxes	(21,110)	(4,576)	(17,077)	10,349

Net income (loss)	$(34,080)	$(5,865)	$(27,945)	$15,832

Basic weighted average number of common shares outstanding	30,890	30,745	30,848	30,618

Basic net income (loss) per share applicable to common stock	$(1.10)	$(0.19)	$(0.91)	$0.52

Diluted weighted average number of common shares outstanding	30,890	30,745	30,848	30,779

Diluted net income (loss) per share applicable to common stock	$(1.10)	$(0.19)	$(0.91)	$0.51

Dividends declared per share of common stock	$—	$0.125	$0.375	$0.50

BlueLinx Q4’07 Press Release Page February 12, 2008	6 of 8
BlueLinx Holdings Inc.
Balance Sheets
in thousands

	December 29,	December 30,
	2007	2006
	(unaudited)
Assets:
Current assets:
Cash	$15,759	$27,042
Receivables	263,176	307,543
Inventories	335,887	410,686
Deferred income taxes	12,199	9,024
Other current assets	53,231	44,948

Total current assets	680,252	799,243

Property, plant, and equipment:
Land and land improvements	57,295	56,985
Buildings	98,420	95,814
Machinery and equipment	67,217	61,955
Construction in progress	4,212	2,025

Property, plant, and equipment, at cost	227,144	216,779
Accumulated depreciation	(54,702)	(38,530)

Property, plant, and equipment, net	172,442	178,249
Other non-current assets	30,742	26,870

Total assets	$883,436	$1,004,362

Liabilities :
Current liabilities:
Accounts payable	$164,717	$195,815
Bank overdrafts	37,152	50,241
Accrued compensation	10,372	8,574
Current maturities of long-term debt	—	9,743
Other current liabilities	19,280	14,633

Total current liabilities	231,521	279,006

Noncurrent liabilities:
Long-term debt	478,535	522,719
Deferred income taxes	—	1,101
Other long-term liabilities	18,557	12,137

Total liabilities	728,613	814,963

Shareholders’ Equity:
Common stock	312	309
Additional paid in capital	142,081	138,066
Accumulated other comprehensive income	5,354	412
Retained earnings	7,076	50,612

Total shareholders’ equity	154,823	189,399

Total liabilities and equity	$883,436	$1,004,362

BlueLinx Q4’07 Press Release Page February 12, 2008	7 of 8
BlueLinx Holdings Inc.
Statements of Cash Flows
in thousands

	Years Ended
	December 29,	December 30,
	2007	2006
	(unaudited)

Cash flows from operating activities:
Net income (loss)	$(27,945)	$15,832
Adjustments to reconcile net income (loss) to cash provided by operations:
Depreciation and amortization	20,924	20,724
Amortization of debt issue costs	2,431	2,628
Charges associated with mortgage refinancing	—	4,864
Non-cash vacant property charges	11,037	—
Deferred income tax benefit	(9,526)	(3,700)
Gain from insurance settlement	(1,698)	—
Share-based compensation	3,637	3,137
Excess tax benefits from share-based compensation arrangements	(20)	(891)
Changes in assets and liabilities:
Receivables	44,367	94,113
Inventories	74,799	66,504
Accounts payable	(31,098)	(131,594)
Changes in other working capital	(6,211)	(4,889)
Other	(855)	(3,524)

Net cash provided by operating activities	79,842	63,204

Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(9,391)
Property, plant, and equipment investments	(13,141)	(9,601)
Proceeds from disposition of assets	4,071	822

Net cash used in investing activities	(9,070)	(18,170)

Cash flows from financing activities:
Proceeds from stock options exercised	496	1,913
Excess tax benefits from share-based compensation arrangements	20	891
Net decrease in revolving credit facility	(53,927)	(138,388)
Proceeds from new mortgage	—	295,000
Debt financing costs	—	(6,703)
Retirement of old mortgage	—	(165,000)
Prepayment fees associated with old mortgage	—	(2,475)
Decrease in bank overdrafts	(13,089)	(12,151)
Common dividends paid	(15,591)	(15,400)
Other	36	1

Net cash used in financing activities	(82,055)	(42,312)

Increase (decrease) in cash	(11,283)	2,722
Balance, beginning of period	27,042	24,320

Balance, end of period	$15,759	$27,042

BlueLinx Q4’07 Press Release Page February 12, 2008	8 of 8
BlueLinx Holdings Inc.
Reconciliation of Non-GAAP Financial Measures to their GAAP Equivalents
in thousands, except per share data

	Quarters Ended		Year Ended
	December 29,	December 30,	December 29,	December 30,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Reconciliation of Income Before Charges and Income Before Charges Per Share:

Net income (loss)	$(34,080)	$(5,865)	$(27,945)	$15,832
Reconciling Items:
Write-off of unamortized debt issuance costs	—	—	—	2,828
Termination penalty resulting from prepayment of old mortgage	—	—	—	1,650
Unamortized exit penalty resulting from prepayment of old mortgage	—	—	—	386

Charges associated with mortgage refinancing	—	—	—	4,864

Tax effect of reconciling items at 39.0%	—	—	—	(1,897)

Adjusted net income (loss) (1)	$(34,080)	$(5,865)	$(27,945)	$18,799

Diluted weighted average number of common shares outstanding:	30,890	30,745	30,848	30,779

Diluted net income (loss) per share applicable to common stock	$(1.10)	$(0.19)	$(0.91)	$0.51
Reconciling Items:
Write-off of unamortized debt issuance costs	—	—	—	0.09
Termination penalty resulting from prepayment of old mortgage	—	—	—	0.06
Exit penalty resulting from prepayment of old mortgage	—	—	—	0.01

Charges associated with mortgage refinancing	—	—	—	0.16

Tax effect of reconciling items at 39.0%	—	—	—	(0.06)

Diluted adjusted net income (loss) per share applicable to common stock (1)	$(1.10)	$(0.19)	$(0.91)	$0.61

Note (1) — Net income before mortgage refinancing is a non-GAAP performance measure and is not intended to be a performance measure that should be regarded as an alternative to or more meaningful than GAAP net income.
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